Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into this 31st day of October, 2024 (the “Agreement Date”), by and between ServisFirst Bank (hereinafter referred to as “Bank”) and its parent corporation, ServisFirst Bancshares, Inc. (“Parent”), and Kirk Pressley (“Employee”) (jointly “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, Employee served as Chief Financial Officer of Bank and Parent.

WHEREAS, Bank, Parent and Employee deemed it to be in their mutual best interests for Employee to terminate his relationship with Bank and Parent.

NOW, THEREFORE, in consideration of the mutual promises and restrictive covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.    Resignation. On October 21, 2024, Employee provided notice of resignation as an employee and officer of Bank and Parent to take effect as of October 31, 2024 (the “Resignation Date”).

2.    Compensation and Consideration.

(a)          Non-Contingent Compensation. As of the Resignation Date, Employee’s employment relationship with Bank and/or Parent and his right to receive further compensation from Bank and/or Parent for past services ceased, except that Employee shall be entitled to the following without regard to whether he signs this Agreement:

(i)    salary through the Resignation Date; and

(ii)    any amount and/or benefits required to be paid or provided to Employee under the terms of any employee benefit plan of Bank or Parent.

(b)          Consideration. Bank and/or Parent will pay Employee a total severance of to $150,000 over a period of six (6) months as follows:

(1)	$25,000 will be paid within seven (7) days of this Agreement becoming effective as per Section 6.

(2)

Thereafter, Employee will receive an additional payment of $25,000 on each monthly anniversary of the first payment, for a period of five (5) months, or until the full consideration of $150,000 is paid to Employee, if, to the satisfaction of Bank and Parent, Employee:

a.	Signs and does not revoke this Agreement as per Section 6;

b.	Cooperates in good faith with Bank, Parent and their representatives with the reasonable transition of his duties;

TB KP
Initials

c.

Remains readily available and responds in a reasonable amount of time to requests by Bank’s and Parent’s Chief Executive Officer and/or his designee for assistance, information and/or to answer questions related to Bank’s and Parent’s needs and requirements; and

d.

Bank and Parent have no evidence that Employee has attempted to adversely affect Bank’s or Parent’s business needs and requirements, and Employee has fully complied with all Sections of this Agreement.

(3)	Employee understands and agrees that the consideration noted in 2(b), individually and/or collectively, is sufficient consideration for this Agreement;

(4)	All payments referenced in this Section 2 will have normal payroll deductions withheld.

3.    Employment Status and Prior Obligations.

(a)          Employee understands that his ongoing cooperation with Bank and Parent does not constitute a non-exclusive engagement and Employee shall have the right to be employed for other entities, subject to the non-disclosure provisions set forth in Section 5 of this Agreement;

(b)          Employee’s obligation to cooperate with Bank and Parent shall not be construed as an agreement of employment, partnership or any form of business entity. Employee shall no longer be treated as an employee with respect to contributions required under any employment, insurance or compensation program. Neither Bank nor Parent will provide health insurance and Employee will not be entitled to participate in any employee benefit plans, programs and arrangements of Bank or Parent.

(c)          Employee shall not have authority to represent to others that he is an employee or officer of Bank or Parent, nor shall he have the authority to bind or obligate Bank or Parent or to represent to others that he has any such authority.

(d)          Employee understands and agrees that the restrictive covenants contained in the Restricted Stock Agreement remain in effect per the terms noted therein.

4.    Return of Property and Non-Disparagement.

(a)          Return of Materials. Employee affirms that he has returned all property belonging to Bank and/or Parent, including any information on back-up servers, hard drives, the cloud or any other back-up mechanism, as of the date of execution of this Agreement. Employee further affirms that he will not restore any information from a back-up file. The property referenced in this Section 4 includes, but is not limited to, the Bank’s and Parent’s files, notes, products, memorandum, files, notebooks, records, computer-recorded information, electronic equipment, laptop computers, electronic tablets, company-owned mobile telephones and PDA’s, zip and flash drives, and tangible property, including but not limited to, credit cards, entry cards, keys and any other materials of any nature pertaining to Employee’s work, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any business, proprietary or confidential material of Bank and/or Parent. Employee also agrees that, upon the Resignation Date and thereafter, Employee will provide all work-related passwords, and understands that he is not authorized to access or use Bank’s or Parent’s electronic systems, networks, electronic files, social media or other websites or equipment including, but not limited to, electronic mail. For any personal equipment or devices in the possession of Employee, Employee represents that such devices contain no proprietary information of Bank and/or Parent. Employee may transfer his Bank and/or Parent cell phone number to himself, but only after Employer removes all Employer-related data from said phone. Employee shall have the right to retain any personal information contained on a Bank and/or Parent device or account and any such information will be permanently deleted from any Bank and/or Parent device or account.

TB KP
Initials

(b)          Non-disparagement. Employee agrees to refrain from making any statements in any form and from taking any actions that disparage or could reasonably be expected to harm the reputation of Bank and/or Parent (including its former or current shareholders, directors, officers or employees).

5.    Non-Disclosure Agreement.

(a)          Generally. ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, international banking, and highly competitive rates. Parent is the public holding company of the Bank.

(b)          Definition of “Confidential Information”. For purposes of this Agreement, the term “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of Bank and/or Parent that at the time or times concerned are not generally known to persons engaged in businesses similar to those conducted or contemplated by Bank and/or Parent (other than information known by such persons through a violation of an obligation of confidentiality to Bank and/or Parent) whether produced by Bank, Parent or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to Bank’s and/or Parent’s services, business plans, business acquisitions, processes, research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, future product concepts, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

TB KP
Initials

(c)          Non-Disclosure Agreement. Employee shall continue indefinitely to hold in confidence for the benefit of Bank and Parent all Confidential Information obtained by Employee during Employee’s employment. Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than Bank and/or Parent) any such Confidential Information, except upon the prior written authorization of Bank and Parent, or as may be required by law or legal process, and (b) to deliver promptly to Bank and/or Parent any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give Bank and/or Parent prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(i)    Employee may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

(ii)    Notwithstanding anything else contained herein, nothing in this Agreement in any way prohibits or is intended to restrict or impede the rights and protections afforded to such Employee under the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent that any such actions by Bank or Parent are prohibited by Dodd-Frank, the Sarbanes-Oxley Act of 2002, or other federal or state legislation affording comparable whistleblower protections to the Employee, or pursuant to any rules or regulations issued pursuant to such laws by the applicable federal or state agency charged with administering or enforcing such laws.

6.    Release; Right of Revocation.

(a)          General. Employee knowingly and voluntarily agree to waive, settle, release and discharge Bank and Parent from any and all claims, demands, damages, actions or causes of action, including any claim for attorney’s fees, which Employee has against Bank, Parent their subsidiaries, and affiliates, and the officers, directors, employees, agents and legal representatives of each of them arising out of or relating to his employment with Bank and Parent or his employment separation with Bank and Parent.

TB KP
Initials

(b)          Release of Unknown Claims. Employee understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Employee fully understands that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Employee to be true at the time of the execution of this Release, Employee expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

(c)          Waiver. Employee understands this waiver of rights includes any claims for damages he may have arising under any federal, state or local law, statutes, ordinances, or regulations pertaining to discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status, including workers’ compensation and any claim for overtime or back pay, bonuses, wages, unpaid wages, or penalties for unpaid wages and any other cause of action sounding in tort, quasi-tort, contract and/or discrimination, particularly, but not limited to, any rights Employee may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, Employee Retirement Income Security Act of 1974, all oral or written contract rights, all common and civil law rights such as tort or personal injury of any sort and any and all claims, relating to Employee’s employment with Bank and Parent or the termination of Employee’s employment with Bank and Parent under terms of the Agreement executed by Employee. Employee also understands that, except as specifically provided above, he is waiving all rights to any claim for employee benefits, other than the severance payment described above and Employee’s right to elect COBRA continuation coverage and benefits under Bank’s retirement plan, if applicable.

(d)          Limited Exceptions to Release.

(i)    The only exceptions to this Release of claims are with respect to (1) severance payments and benefits under this Agreement; (2) such claims as may arise after the date this Release is executed; (3) any indemnification obligations to Employee under Bank’s and/or Parent’s bylaws, certificate of incorporation, or otherwise; (4) Employee’s vested rights, if any, under the terms of employee benefit plans sponsored by Bank, Parent or their affiliates; (5) an action to challenge the Release of claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any claims which the controlling law clearly states may not be released by private agreement.

TB KP
Initials

(ii)    Employee acknowledges and understands that he waives his right to file suit for any claim Employee may have had under any and all laws and statutes including those mentioned in the paragraph above. While Employee understands that this Agreement does not prohibit him from filing an administrative charge with the United States Equal Employment Opportunity Commission or any other government agency, Employee expressly waives his right to claim, receive, or accept any monies, damages or other individual relief awarded as a result of any charge of discrimination or lawsuit which may be filed by Employee or anyone acting of Employee’s behalf. Employee understands this does not include government awards that may be given for providing information to a government agency, nor does it limit Employee’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Bank or Parent. Employee understands that by signing this Waiver, Employee is obtaining additional monies from Bank and Parent to which he would otherwise not be entitled.

(e)          Right of Revocation. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

(i)    It is understood and agreed that Employee has entered into and executed this Agreement voluntarily and that such execution by Employee is not based upon any representations or promises of any kind made by Bank, Parent or any of their representatives, except as expressly recited in this Agreement.

(ii)    Employee further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by Bank and Parent to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent that he desires.

(iii)    Employee also acknowledges that he was advised in writing by Bank and Parent that he could take up to twenty-one (21) days within which to consider and sign this Agreement and that he has considered this Agreement to the full extent that he desires. Finally, Employee agrees and acknowledges that the consideration provided under Section 2(b) is in addition to any other payments, benefits or other things of value to which he is entitled and that he would not be entitled to any of the consideration provided under Section 2(b) in the absence of his execution and acceptance of this Agreement.

(iv)    Employee shall have seven (7) days following his execution of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective until the expiration of such seven-day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by fax to Bank and Parent, as specified in Section 9(b), not later than close of business on the seventh day following Employee’s execution of this Agreement. Otherwise, such revocation shall be of no force or effect.

TB KP
Initials

(f)          Release of Employee. Bank and Parent knowingly and voluntarily agree to waive, settle, release and discharge Employee from any and all claims, demands, damages, actions or causes of action, including any claim for attorneys fees, which Bank and Parent have against Employee arising out of or relating to Employee’s employment with Bank and/or Parent.

7.    Governing Law; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama, and, with respect to each such dispute, Bank, Parent and Employee each hereby irrevocably consent to the exclusive jurisdiction of the federal and state courts sitting in Alabama for resolution of such dispute, and Bank, Parent and Employee agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute.

8.    Injunctive Relief; Other Remedies. Employee acknowledges that a breach by Employee of Section 5 herein would cause immediate and irreparable harm to Bank and Parent for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 5 herein, Bank and Parent shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting Bank and Parent from pursuing any other remedy at law or in equity to which Bank or Parent may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee. The Parties agree that the prevailing party in any dispute or litigation arising from this Release shall be entitled to recover reasonable attorney’s fees, expert fees, and costs from the opposing party. In addition to the exercise of the foregoing remedies, Bank and Parent shall have the right upon the occurrence of any such breach or threatened breach to cancel any unpaid consideration, and/or to seek return of same provided for in Section 2(b) hereof. In particular, Employee acknowledges that the consideration provided in Section 2(b) hereof is conditioned upon Employee fulfilling all agreements contained in Sections 2, 3, 4, 5 and 6 of this Agreement. In addition, Employee acknowledges that the consideration provided for in Section 2(b) hereof is conditioned upon Employee not initiating or pursuing any claim against Bank or Parent that Employee has waived under Section 6 hereof. Employee acknowledges that any cancellation of consideration would be an exercise of Bank’s and Parent’s right to terminate its performance hereunder upon Employee’s breach of this Agreement and that such cancellation of consideration would not constitute, and should not be characterized as, the imposition of liquidated damages, or a waiver of Employee’s obligations as set forth in this Agreement. Employee shall be entitled to pursue any remedies at law or equity to enforce any provisions of this Agreement against Bank or Parent.

9.    Miscellaneous.

(a)          Binding Effect; Successors.

(i)    This Agreement shall be binding upon and inure to the benefit of Bank, Parent and any of their successors or assigns.

TB KP
Initials

(ii)    This Agreement is personal to Employee and shall not be assignable by Employee without the consent of Bank and Parent (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(b)          Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

If to Bank and/or Parent:

ServisFirst Bank

2500 Woodcrest Place

Birmingham, Alabama, 35209

Attn: Tom Broughton

With a copy (which shall not constitute notice) to:

Jones Walker LLP

Suite 1100

420 20th St N

Birmingham, AL 35203

Attn: Beau Grenier

Email: bgrenier@joneswalker.com

If to Employee, to:

Kirk Pressley

13979 Hanging Branch Way

Pensacola, FL 32507

Or such other address as to which any party hereto may have notified the other in writing.

(c)          Withholding. Employee agrees that Bank and/or Parent has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws.

(d)          Section 409A.

(i)    The payments provided pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.

TB KP
Initials

(ii)    To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A and shall be subject to the six-month payment delay if applicable.

(iii)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (A) any such expense reimbursement shall be made by Bank or Parent no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)    Notwithstanding the foregoing, Bank and Parent make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Bank or Parent be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(e)          Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by all Parties.

(f)          Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee, Bank and Parent intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g)          Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

(h)          Remedies Not Exclusive. No remedy specified herein shall be deemed to be such Party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the Parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

TB KP
Initials

(i)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Bank, Parent and Employee have caused this Agreement to be executed as of the date first set forth above.

SERVISFIRST BANK

By:	/s/ Thomas A. Broughton III
Name:	Thomas A. Broughton III
Title:	Chief Executive Officer and President

SERVISFIRST BANCSHARES, INC.

By:	/s/ Thomas A. Broughton III
Name:	Thomas A. Broughton III
Title:	Chief Executive Officer and President

EMPLOYEE

By:	/s/ Kirk Pressley
Kirk Pressley

TB KP
Initials